Exhibit 21.1

Subsidiaries of

Radiant Logistics, Inc.

Name of Subsidiary	State of Incorporation or Organization
Radiant Global Logistics, Inc. (formerly Airgroup Corporation)	Washington
Radiant Logistics Partners LLC (40% owned by Radiant Global Logistics, Inc.)	Delaware
International Freight Systems (of Oregon), Inc.	Oregon
Highways & Skyways, Inc.	Kentucky
Adcom Express, Inc.	Minnesota
DBA Distribution Services, Inc.	New Jersey
Radiant Transportation Services, Inc. (formerly Radiant Logistics Global Services, Inc.)	Delaware
On Time Express, Inc.	Arizona
Radiant Road & Rail, Inc. (formerly Clipper Exxpress Company)	Delaware
Radiant Global Logistics (CA), Inc. (formerly Wheels MSM US, Inc.)	Delaware
Service By Air, Inc.	New York
Radiant Customs Services, Inc.	New York
Service By Air Limited	Prince Edward Island, Canada
Green Acquisition Company, Inc.	Washington
Radiant Trade Services, Inc.	Washington
Radiant Off-Shore Holdings LLC	Washington
RGL Mexico LLC	Washington
Radiant Global Logistics (HK) Limited	Hong Kong
Radiant Global Logistics (MX) S. de R.L. de C.V.	Mexico
Radiant Global Logistics (Canada), Inc. (formerly Wheels International Inc.)	Ontario, Canada
2062698 Ontario Inc.	Ontario, Canada
Centrade, Inc.	Minnesota
Navegate Domestic LLC	South Dakota
Navegate (Hong Kong) Limited Management	Hong Kong
Navegate Inc.	South Dakota
Navegate International Logistics (Shanghai) Co., Ltd	Shanghai
Navegate Logistics, Ltd.	Minnesota
Navegate Supply Chain (Shanghai) Co., Ltd	Shanghai
Radiant Support Services (PH) Inc.	Philippines
Radiant Logistics Domestic Services, Inc.	Delaware
Radiant World Trade Services, Inc.	Minnesota